SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

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                                 FORM 8-K

                               CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)    October 9, 1997
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                             Telegroup, Inc.
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             (Exact name of registrant as specified in its charter)



          Iowa                    000-29284                      42-1344121
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(State or other jurisdiction   (Commission                (I.R.S Employer
   of incorporation)            File Number)              Identification No.)



2098 Nutmeg Avenue, Fairfield, Iowa                            52556
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(Address of principal executive office)                     (Zip code)


Registrant's telephone number including area code (515) 472-5000
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         (Former name or former address, if changed since last report)
                    Exhibit Index appears on Page 4

Item 5. Other Events.
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     The Company is currently in negotiations to acquire all of the outstanding capital stock of World Telecommunications Corporation Limited ("WTC"). WTC, a privately-held company based in Manchester, England, is a switchless provider of national and international telecommunications services. Founded in 1996, WTC offers discounted long distance services to approximately 6,500 small- and medium-sized businesses and residential customers throughout the United Kingdom. WTC also provides enhanced services, including internet access, 800 number and calling card services. For the fourteen months ended March 31, 1997, WTC reported revenues of $3.3 million and net loss of $(0.4 million). These amount were translated from pounds sterling to U.S. Dollars using the exchange rate at March 31, 1997. These amounts have been derived, subject to currency translation, from the financial statements of WTC which are prepared in conformity with generally accepted accounting principals in the United Kingdom ("U.K. GAAP"). U.K. GAAP differs in certain significant respects from generally accepted accounting principals in the United States ("U.S. GAAP"). Accordingly, revenues and net loss would be different if such financial statements had been prepared in conformity with U.S. GAAP. It is anticipated that the purchase price for the acquisition will be paid for in cash and unregistered common stock of the Company. There can be no assurance, however, that these negotiations will lead to a definitive acquisition agreement or, if such an agreement is executed, that the acquisition will be consummated.


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
                                SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         Telegroup, Inc.



Date: October 9, 1997                  By:   /s/Douglas Neish
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                                              Douglas Neish
                                              Chief Financial Officer




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
                              INDEX TO EXHIBITS

                                  FORM 8-K

Exhibit                                                                Page
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